Exhibit 10.1

CREDIT AGREEMENT

relating to a

US$3,000,000,000 5-YEAR REVOLVING CREDIT FACILITY

(including a US$900,000,000 swingline option)

and a

US$1,000,000,000 3-YEAR REVOLVING CREDIT FACILITY

(including a US$300,000,000 swingline option)

and a

EUR 1,500,000,000 364-DAY TERM LOAN FACILITY

Dated as of 4 December 2007

among

PHILIP MORRIS INTERNATIONAL INC.

and

THE INITIAL LENDERS NAMED HEREIN

and

J.P. MORGAN EUROPE LIMITED

as Facility Agent and Swingline Agent

and

J.P. MORGAN PLC

CITIGROUP GLOBAL MARKETS LIMITED

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

DEUTSCHE BANK SECURITIES INC.

GOLDMAN SACHS CREDIT PARTNERS L.P.

LEHMAN BROTHERS INC.

as Mandated Lead Arrangers and Bookrunners

HUNTON & WILLIAMS LLP

New York

i

(continued)

3.	CONDITIONS TO EFFECTIVENESS AND LENDING	33

3.1.	Conditions Precedent to Effectiveness	33

3.2.	Initial Advance to Each Designated Subsidiary	35

3.3.	Conditions Precedent to Each Borrowing	36

4.	REPRESENTATIONS AND WARRANTIES	36

4.1.	Representations and Warranties of PMI	36

5.	COVENANTS OF PMI	38

5.1.	Affirmative Covenants	38

5.2.	Negative Covenants	39

6.	EVENTS OF DEFAULT	41

6.1.	Events of Default	41

6.2.	Lenders’ Rights upon Event of Default	43

7.	THE AGENTS	43

7.1.	Authorization and Action	43

7.2.	Agents’ Reliance, Etc.	43

7.3.	JPMEL and Affiliates	44

7.4.	Lender Credit Decision	44

7.5.	Indemnification	45

7.6.	Successor Agents	46

7.7.	Mandated Lead Arrangers and Bookrunners	46

8.	GUARANTY	46

8.1.	Guaranty	46

8.2.	Guaranty Absolute	46

8.3.	Waivers	47

8.4.	Continuing Guaranty	47

(continued)

9.	MISCELLANEOUS	48

9.1.	Amendments, Etc.	48

9.2.	Notices, Etc.	48

9.3.	No Waiver; Remedies	49

9.4.	Costs and Expenses	50

9.5.	Right of Set-Off	51

9.6.	Binding Effect	51

9.7.	Assignments and Participations	51

9.8.	Designated Subsidiaries	54

9.9.	Governing Law	55

9.10.	Execution in Counterparts	55

9.11.	Jurisdiction, Etc.	55

9.12.	Confidentiality	56

9.13.	Integration	56

9.14.	USA Patriot Act Notice, Etc.	57

9.15.	Judgment	57

SCHEDULE

Schedule 1	-	List of Applicable Lending Offices
Schedule 2	-	Certain Subsidiary Information
Schedule 3	-	Calculation of Mandatory Cost
Schedule 4A	-	Tranche A Revolving Credit Commitments
Schedule 4B	-	Tranche B Revolving Credit Commitments
Schedule 5A	-	Tranche A Swingline Commitments
Schedule 5B	-	Tranche B Swingline Commitments
Schedule 6	-	Term Commitments

EXHIBITS

Exhibit A-1	-	Form of Tranche A Revolving Credit Note
Exhibit A-2	-	Form of Tranche B Revolving Credit Note
Exhibit A-3	-	Form of Term Note
Exhibit B-1	-	Form of Notice of Pro Rata Borrowing
Exhibit B-2	-	Form of Notice of Swingline Borrowing

(continued)

Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Designation Agreement
Exhibit E-1	-	Form of Opinion of Counsel for PMI
Exhibit E-2	-	Form of Opinion of Counsel for PMI
Exhibit F	-	Form of Opinion of Counsel for Designated Subsidiary
Exhibit G	-	Form of Opinion of Counsel for Facility Agent
Exhibit H	-	Form of Confidentiality Agreement

THIS AGREEMENT was made on 4 December 2007

AMONG

(1)	PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (“PMI”);

(2)	THE FINANCIAL INSTITUTIONS AND OTHER INSTITUTIONAL LENDERS (the “Initial Lenders”) listed on the signature pages hereof;

(3)	J.P. MORGAN EUROPE LIMITED (“JPMEL”), as facility agent and swingline agent (in each such capacity, the “Facility Agent” or the “Swingline Agent,” respectively); and

(4)	CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS CREDIT PARTNERS L.P., J.P. MORGAN PLC and LEHMAN BROTHERS INC., as mandated lead arrangers and bookrunners (each, in such capacity, a “Mandated Lead Arranger and Bookrunner”) for the Lenders (as hereinafter defined).

IT IS AGREED as follows:

1.	DEFINITIONS AND ACCOUNTING TERMS

1.1.	Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance, a Swingline Advance or a Term Advance.

“Agents” means the Facility Agent and the Swingline Agent.

“Applicable Interest Rate Margin” means, for any Interest Period, a percentage per annum equal to the percentage set forth below:

Type of Advance	Applicable Interest Rate Margin
Tranche A Revolving Credit	0.3500%

Tranche B Revolving Credit	0.3250%

Tranche A Swingline	0.3500%

Tranche B Swingline	0.3250%

Term	0.3000%

“Applicable Lending Office” means, with respect to each Lender, such Lender’s lending office set forth on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to PMI and the Facility Agent.

“Appropriate Lender” means a Revolving Credit Lender or a Term Lender as the context requires.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Facility Agent, in substantially the form of Exhibit C hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” means, collectively, PMI and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.8.

“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing or a Term Borrowing.

“Business Day” means a day on which banks are open for business in London and the Trans-European Automated Real-time Gross settlement Express Transfer System (TARGET) is operating and, if the applicable Business Day relates to any LIBOR Advances or Dollar Swingline Advances, on which banks are not required or authorized by law to close in New York City.

“Capital Markets Financing Transaction” means the sale for cash or cash equivalents, in a public offering registered under the U.S. Securities Act of 1933, as amended, or an offering exempt from registration pursuant to Section 4(2), Rule 144A or Regulation S thereunder, of capital stock issued by PMI or notes, debentures or other debt securities issued by or guaranteed by PMI having a maturity in excess of one year, offered in the domestic or foreign capital markets.

“Commitments” means the Revolving Credit Commitments, the Swingline Commitments and the Term Commitments.

“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of PMI and its Subsidiaries plus, without duplication and to the extent included as a separate item on PMI’s consolidated statements of earnings or consolidated statements of cash flows in the case of clauses (a) through (e) for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss subtracted from “Gross profit” in the calculation of “Operating income” and (f) the portion of loss included on PMI’s consolidated statements of earnings of any Person (other than a Subsidiary of PMI) in which PMI or any of its Subsidiaries has an ownership interest and any cash that is actually received by PMI or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) to the extent included as a separate item on PMI’s consolidated statements of earnings for such period, any extraordinary, unusual or non-recurring income or gains or any similar income or gain added to “Gross profit” in the calculation of “Operating income,” and (y) the portion of income included on PMI’s consolidated statements of earnings of any Person (other than a Subsidiary of PMI) in which PMI or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by PMI or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2006, then such new accounting principle shall not be used in the determination of Consolidated EBITDA. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated EBITDA for any quarter in such year by more than 10%.

“Consolidated Interest Expense” means, for any accounting period, total interest expense of PMI and its Subsidiaries with respect to all outstanding Debt of PMI and its Subsidiaries during such period, all as determined on a consolidated basis for such period and in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2006, then such new accounting principle shall not be used in the determination of Consolidated Interest Expense. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Interest Expense for any quarter in such year by more than 10%.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of PMI and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended 31 December 2006, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in either case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to PMI or any of its Subsidiaries, (B) intercompany debt of PMI or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent PMI or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.

“Default” means any event specified in Section 6.1 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Subsidiary” means any wholly-owned Subsidiary of PMI designated for borrowing privileges under this Agreement pursuant to Section 9.8.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and PMI.

“Dollar Swingline Advance” means a Swingline Advance denominated in Dollars that bears interest as provided in Section 2.12(b).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Effective Date” has the meaning specified in Section 3.1.

“Eligible Assignee” means (i) a Qualifying Bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a Qualifying Bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such Qualifying Bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; (iv) any Lender; and (v) any other bank or other financial institution approved in writing by PMI, which approval shall be notified to the Facility Agent.

“Equivalent” (i) in Dollars of Euro on any date, means the quoted spot rate at which the Facility Agent’s principal office in London offers to exchange Dollars for Euro in London as of 11:00 A.M. (London time) on such date and (ii) in Euro of Dollars on any date, means the quoted spot rate at which the Facility Agent’s principal office in London offers to exchange Euro for Dollars in London as of 11:00 A.M. (London time) on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBOR” means an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Euro appear on Reuters Page EURIBOR01 (or any successor page) as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, as determined by the European Banking Federation, or

(b) if EURIBOR does not appear on Reuters Page EURIBOR01 (or any successor page), then EURIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Euro are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Facility Agent, subject, however, to the provisions of Section 2.8.

“EURIBOR Advance” means a Pro Rata Advance denominated in Euro that bears interest as provided in Section 2.6(a).

“Euro” and the “€” sign each mean the single currency of the Participating Member States.

“Euro Swingline Advance” means a Swingline Advance denominated in Euro that bears interest as provided in Section 2.12(a).

“Event of Default” has the meaning specified in Section 6.1.

“Existing Term Facility” means the Term Facility pursuant to the Credit Agreement, dated as of 12 May 2005, among PMI, the Lenders party thereto and Citibank International plc, as Facility Agent and Swingline Agent, and Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc. and J.P. Morgan plc, as Mandated Lead Arrangers and Bookrunners for such Lenders.

“Facility” means the Tranche A Revolving Credit Facility, the Tranche B Revolving Credit Facility, the Tranche A Swingline Facility, the Tranche B Swingline Facility or the Term Facility.

“Facility Agent’s Account” means (a) for transactions in Euro, the account of JPMEL (Swift-CHASGB22), maintained by J.P. Morgan AG (Swift-CHASDEFX), at its office in Frankfurt, Germany, Account No. DE93501108006001600037, (b) for transactions in Dollars, the account of JPMEL, maintained by J.P. Morgan Chase Bank (Swift-CHASUS33) at its office in New York, New York, Account No. 0130302065 or (c) such other account of JPMEL, as is designated in writing from time to time by JPMEL, to PMI and the Lenders for such purpose.

“Federal Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on Telerate Page 120 (or any successor page), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by JPMEL from three Federal funds brokers of recognized standing selected by it.

“Home Jurisdiction Withholding Taxes” means (a) in the case of PMI, withholding for United States income taxes, United States back-up withholding taxes and United States withholding taxes and (b) in the case of a Designated Subsidiary, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized or any political subdivision thereof.

“Interest Period” means (a) for each Pro Rata Advance comprising part of the same Pro Rata Borrowing, the period commencing on the date of such Pro Rata Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and (b) for each Swingline Advance comprising part of the same Swingline Borrowing, one period commencing on the date of such Swingline Advance and ending on a Business Day with a duration not to exceed five Business Days. The duration of such Interest Period for a Pro Rata Advance shall be one, two, three or six months, or, if available to all Lenders, nine or twelve months, as such Borrower may select upon notice received by the Facility Agent not later than 11:00 A.M. (London time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Termination Date;

(b) with respect to Pro Rata Borrowings only, whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) with respect to Pro Rata Borrowings only, whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Lenders” means the Initial Lenders and their respective successors, which are Qualifying Banks or which have been approved in writing by PMI, and permitted assignees (and includes the Swingline Lenders unless the context otherwise requires).

“LIBOR” means an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Dollars appear on Reuters Page LIBOR01 (or any successor page) as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or

(b) if LIBOR does not appear on Reuters Page LIBOR01 (or any successor page), then LIBOR will be determined by taking the arithmetic mean (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Facility Agent, subject, however, to the provisions of Section 2.8.

“LIBOR Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.6(b).

“Lien” has the meaning specified in Section 5.2(a).

“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by PMI, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or Switzerland or Japan or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 3.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a Revolving Credit Note or a Term Note.

“Notice of Pro Rata Borrowing” has the meaning specified in Section 2.4(a).

“Notice of Swingline Borrowing” has the meaning specified in Section 2.10(a).

“Obligations” has the meaning specified in Section 8.1.

“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of PMI and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.

“Other Taxes” has the meaning specified in Section 2.19(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pro Rata Advance” means a Revolving Credit Advance or a Term Advance.

“Pro Rata Borrowing” means a Revolving Credit Borrowing or a Term Borrowing.

“Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of organization and which has as its principal purpose the active conduct of banking business and conducts such banking business through its own personnel (which have decision making authority) and on its own premises.

“Reference Banks” means Citibank, N.A., Credit Suisse, Deutsche Bank AG and JPMorgan Chase Bank, N.A.

“Register” has the meaning specified in Section 9.7(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders holding at least 50.1% of the aggregate Term Commitments and Revolving Credit Commitments at such time.

“Revolving Credit Advance” means a Tranche A Revolving Credit Advance or a Tranche B Revolving Credit Advance.

“Revolving Credit Borrowing” means a Tranche A Revolving Credit Borrowing or a Tranche B Revolving Credit Borrowing.

“Revolving Credit Commitment” means a Tranche A Revolving Credit Commitment or a Tranche B Revolving Credit Commitment.

“Revolving Credit Facility” means the Tranche A Revolving Credit Facility or the Tranche B Revolving Credit Facility.

“Revolving Credit Lender” means a Tranche A Revolving Credit Lender or Tranche B Revolving Credit Lender.

“Revolving Credit Note” means a Tranche A Revolving Credit Note or a Tranche B Revolving Credit Note.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Spin-Off” means a spin-off or other not for value disposition of PMI such that Altria Group, Inc. no longer owns more than a de minimis equity interest in PMI.

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swingline Advance” means a Tranche A Swingline Advance or Tranche B Swingline Advance.

“Swingline Borrowing” means a Tranche A Swingline Borrowing or a Tranche B Swingline Borrowing.

“Swingline Commitment” means a Tranche A Swingline Commitment or a Tranche B Swingline Commitment.

“Swingline Facility” means the Tranche A Swingline Facility or the Tranche B Swingline Facility.

“Swingline Lender” means a Tranche A Swingline Lender or a Tranche B Swingline Lender.

“Taxes” has the meaning specified in Section 2.19(a).

“Term Advance” means a EURIBOR Advance by a Term Lender to any Borrower as part of a Term Borrowing.

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances made by each of the Term Lenders pursuant to Section 2.3.

“Term Commitment” means as to any Lender (i) the Euro amount set forth opposite such Lender’s name on Schedule 6 hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Euro amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Sections 2.5 and 2.15.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of any Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Term Advances made by such Lender to such Borrower.

“Term Notice” has the meaning specified in Section 2.14(b).

“Termination Date” means the earlier of (a) (i) in relation to the Tranche A Revolving Credit Commitments, 4 December 2012, (ii) in relation to the Tranche B Revolving Credit Commitments, 4 December 2010 or (iii) in relation to the Term Commitments, 2 December 2008 (or such later date pursuant to Section 2.14(b)), and (b) in each case, the date of termination in whole of such Commitments pursuant to Section 2.14(a) or 6.2.

“Tranche A Revolving Credit Advance” means an advance by a Tranche A Revolving Credit Lender to any Borrower as part of a Tranche A Revolving Credit Borrowing and refers to a EURIBOR Advance or a LIBOR Advance (each of which shall be a “Type” of Tranche A Revolving Credit Advance).

“Tranche A Revolving Credit Borrowing” means a borrowing consisting of simultaneous Tranche A Revolving Credit Advances of the same Type made by each of the Tranche A Revolving Credit Lenders pursuant to Section 2.1(a).

“Tranche A Revolving Credit Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule 4A hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.14 (and, in the case of a Tranche A Swingline Lender, its Tranche A Revolving Credit Commitment or that of its affiliate shall include such Tranche A Swingline Lender’s Tranche A Swingline Commitment).

“Tranche A Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche A Revolving Credit Lenders’ Tranche A Revolving Credit Commitments at such time.

“Tranche A Revolving Credit Lender” means any Lender that has a Tranche A Revolving Credit Commitment.

“Tranche A Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Tranche A Revolving Credit Lender, delivered pursuant to a request made under Section 2.21 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Tranche A Lender resulting from the Tranche A Revolving Credit Advances made by such Tranche A Lender to such Borrower.

“Tranche A Swingline Advance” means an advance by a Tranche A Swingline Lender to any Borrower as part of a Tranche A Swingline Borrowing and refers to a Euro Swingline Advance or a Dollar Swingline Advance (each of which shall be a “Type” of Tranche A Swingline Advance).

“Tranche A Swingline Borrowing” means a borrowing consisting of simultaneous Tranche A Swingline Advances made by each of the Tranche A Swingline Lenders pursuant to Section 2.9.

“Tranche A Swingline Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule 5A hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.14.

“Tranche A Swingline Facility” means, at any time, the aggregate amount of the Tranche A Swingline Lenders’ Tranche A Swingline Commitments at such time.

“Tranche A Swingline Lender” means any Lender that has a Tranche A Swingline Commitment.

“Tranche B Revolving Credit Advance” means an advance by a Tranche B Revolving Credit Lender to any Borrower as part of a Tranche B Revolving Credit Borrowing and refers to a EURIBOR Advance or a LIBOR Advance (each of which shall be a “Type” of Tranche B Revolving Credit Advance).

“Tranche B Revolving Credit Borrowing” means a borrowing consisting of simultaneous Tranche B Revolving Credit Advances of the same Type made by each of the Tranche B Revolving Credit Lenders pursuant to Section 2.1(b).

“Tranche B Revolving Credit Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule 4B hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.14 (and, in the case of a Tranche B Swingline Lender, its Tranche B Revolving Credit Commitment or that of its affiliate shall include such Tranche B Swingline Lender’s Tranche B Swingline Commitment).

“Tranche B Revolving Credit Facility” means, at any time, the aggregate amount of the Tranche B Revolving Credit Lenders’ Tranche B Revolving Credit Commitments at such time.

“Tranche B Revolving Credit Lender” means any Lender that has a Tranche B Revolving Credit Commitment.

“Tranche B Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Tranche B Revolving Credit Lender, delivered pursuant to a request made under Section 2.21 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Tranche B Revolving Credit Advances made by such Lender to such Borrower.

“Tranche B Swingline Advance” means an advance by a Tranche B Swingline Lender to any Borrower as part of a Tranche B Swingline Borrowing and refers to a Euro Swingline Advance or a Dollar Swingline Advance (each of which shall be a “Type” of Tranche B Swingline Advance).

“Tranche B Swingline Borrowing” means a borrowing consisting of simultaneous Tranche B Swingline Advances made by each of the Tranche B Swingline Lenders pursuant to Section 2.10.

“Tranche B Swingline Commitment” means as to any Lender (i) the Dollar amount set forth opposite such Lender’s name on Schedule 5B hereof or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d) in each case as such amount may be reduced pursuant to Section 2.14.

“Tranche B Swingline Facility” means, at any time, the aggregate amount of the Tranche B Swingline Lenders’ Tranche B Swingline Commitments at such time.

“Tranche B Swingline Lender” means any Lender that has a Tranche B Swingline Commitment.

1.2.	Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3.	Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of PMI as of and for the year ended 31 December 2006, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

2.	AMOUNTS AND TERMS OF THE ADVANCES

2.1.	The Revolving Credit Advances. (a) Obligation to Make Tranche A Revolving Credit Advances. Each Tranche A Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche A Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time such Lender’s Tranche A Revolving Credit Commitment; provided, however, that the aggregate amount of the Tranche A Revolving Credit Commitments shall be deemed used from time to time to the extent of the aggregate amount of the Tranche A Swingline Advances then outstanding; provided, further, that each Tranche A Revolving Credit Lender’s Tranche A Revolving Credit Commitment shall be deemed used from time to time to the extent of the Tranche A Swingline Advances made by it or its affiliate that is a Tranche A Swingline Lender.

(b) Obligation to Make Tranche B Revolving Credit Advances. Each Tranche B Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche B Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination

Date in an aggregate amount outstanding not to exceed at any time such Lender’s Tranche B Revolving Credit Commitment; provided, however, that the aggregate amount of the Tranche B Revolving Credit Commitments shall be deemed used from time to time to the extent of the aggregate amount of the Tranche B Swingline Advances then outstanding; provided, further, that each Tranche B Revolving Credit Lender’s Tranche B Revolving Credit Commitment shall be deemed used from time to time to the extent of the Tranche B Swingline Advances made by it or its affiliate that is a Tranche B Swingline Lender.

2.2.	(a) Type of Revolving Credit Advances. (i) Each Tranche A Revolving Credit Borrowing shall consist of Tranche A Revolving Credit Advances of the same Type made on the same day by the Tranche A Revolving Credit Lenders ratably according to their respective Tranche A Revolving Credit Commitments. Within the limits of each Tranche A Revolving Credit Lender’s Tranche A Revolving Credit Commitment and subject to this Section 2.2, any Borrower may borrow under this Section 2.2, prepay pursuant to Section 2.15 or repay pursuant to Section 2.5 and reborrow under this Section 2.2.

(ii) Each Tranche B Revolving Credit Borrowing shall consist of Tranche B Revolving Credit Advances of the same Type made on the same day by the Tranche B Revolving Credit Lenders ratably according to their respective Tranche B Revolving Credit Commitments. Within the limits of each Tranche B Revolving Credit Lender’s Tranche B Revolving Credit Commitment and subject to this Section 2.2, any Borrower may borrow under this Section 2.2, prepay pursuant to Section 2.15 or repay pursuant to Section 2.5 and reborrow under this Section 2.2.

(b) Amount of Revolving Credit Borrowings. Each Revolving Credit Borrowing consisting of EURIBOR Advances shall be in an aggregate amount of no less than €50,000,000 or an integral multiple of €1,000,000 in excess thereof. Each Revolving Credit Borrowing consisting of LIBOR Advances shall be in an aggregate amount of no less than $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.3.	The Term Advances. (a) Obligation to Make Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make Term Advances to any Borrower on the Effective Date in an aggregate amount not to exceed such Lender’s Term Commitment at such time.

(b) Amount of Term Borrowings. Each Term Borrowing shall be in an aggregate amount of no less than €50,000,000 or an integral multiple of €1,000,000 in excess thereof.

(c) Type of Term Advances. Each Term Borrowing shall consist of EURIBOR Advances made on the same day by the Term Lenders ratably according to their respective Term Commitments. Any Borrower may borrow under this Section 2.3, prepay pursuant to Section 2.15 or repay pursuant to Section 2.5. Term Advances may not be reborrowed.

2.4.	Making the Pro Rata Advances. (a) Notice of Pro Rata Borrowing. Each Pro Rata Borrowing shall be made on notice, given not later than 11:00 A.M. (London time) on the third Business Day prior to the date of the proposed Pro Rata Borrowing, by the Borrower to the Facility Agent which shall give to each Appropriate Lender prompt notice thereof by facsimile. Each such notice of a Pro Rata Borrowing (a “Notice of Pro Rata Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit B-1 hereto, specifying therein the requested:

(i) date of such Pro Rata Borrowing,

(ii) Facility of the Pro Rata Advances comprising such Pro Rata Borrowing and, if applicable, Type of Revolving Credit Advances,

(iii) aggregate amount of such Pro Rata Borrowing, and

(iv) the initial Interest Period for each such Pro Rata Advance.

(b) Funding Pro Rata Advances. Each Appropriate Lender shall, before 2:00 P.M. (London time) on the date of such Pro Rata Borrowing, make available for the account of its Applicable Lending Office to the Facility Agent at the Facility Agent’s Account, in same day funds, such Lender’s ratable portion of such Pro Rata Borrowing. After receipt of such funds by the Facility Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Facility Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Pro Rata Borrowing.

(c) Irrevocable Notice. Each Notice of Pro Rata Borrowing of any Borrower shall be irrevocable and binding on such Borrower. The Borrower requesting a Pro Rata Borrowing shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Pro Rata Borrowing for such Pro Rata Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Pro Rata Advance to be made by such Lender as part of such Pro Rata Borrowing when such Pro Rata Advance, as a result of such failure, is not made on such date.

(d) Lender’s Ratable Portion. Unless the Facility Agent shall have received notice from an Appropriate Lender prior to 2:00 P.M. (London time) on the day of any Pro Rata Borrowing that such Lender will not make available to the Facility Agent such Lender’s ratable portion of such Pro Rata Borrowing, the Facility Agent may assume that such Lender has made such portion available to the Facility Agent on the date of such Pro Rata Borrowing in accordance with Section 2.4(b) and the Facility Agent may, in reliance upon such assumption, make available to the Borrower proposing such Pro Rata

Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Facility Agent such Lender and such Borrower severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Facility Agent at:

(i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Pro Rata Advances comprising such Pro Rata Borrowing and (B) the cost of funds incurred by the Facility Agent in respect of such amount, and

(ii) in the case of such Lender, the cost of funds incurred by the Facility Agent in respect of such amount.

If such Lender shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Pro Rata Advance as part of such Pro Rata Borrowing for purposes of this Agreement.

(e) Independent Lender Obligations. The failure of any Lender to make the Pro Rata Advance to be made by it as part of any Pro Rata Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Pro Rata Advance on the date of such Pro Rata Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Pro Rata Advance to be made by such other Lender on the date of any Pro Rata Borrowing.

2.5.	Repayment of Pro Rata Advances. Each Borrower shall repay to the Facility Agent for the ratable account of the Appropriate Lenders on the applicable Termination Date the unpaid principal amount of the Pro Rata Advances then outstanding.

2.6.	Interest on Pro Rata Advances. Subject to Section 2.8(c), each Borrower shall pay interest on the unpaid principal amount of each Pro Rata Advance owing by such Borrower to each Appropriate Lender from the date of such Pro Rata Advance until such principal amount shall be paid in full, at the following rates per annum; provided, however, that clause (b) shall not apply to Term Advances:

(a) EURIBOR Advances. During such periods as such Pro Rata Advance is a EURIBOR Advance, a rate per annum equal at all times during each Interest Period for such Pro Rata Advance to the sum of (x) EURIBOR for such Interest Period for such Pro Rata Advance plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such EURIBOR Advance shall be paid in full.

(b) LIBOR Advances. During such periods as such Revolving Credit Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such

Revolving Credit Advance to the sum of (x) LIBOR for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such LIBOR Advance shall be paid in full.

2.7.	Absence of Interest Period for Pro Rata Advances. If any Borrower shall fail to select the duration of any Interest Period for any Pro Rata Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Facility Agent will forthwith so notify such Borrower and the Appropriate Lenders and the Interest Period for such Advances will automatically, on the last day of the then existing Interest Period therefor, be one month.

2.8.	Interest Rate Determination for Pro Rata Advances. (a) Methods to Determine EURIBOR and LIBOR. The Facility Agent shall determine EURIBOR and LIBOR by using the methods described in the definition of the terms “EURIBOR” and “LIBOR,” respectively, and shall give prompt notice to the Borrower and Appropriate Lenders of each such EURIBOR or LIBOR.

(b) Role of Reference Banks. In the event that EURIBOR or LIBOR cannot be determined by the method described in clause (a) of the definitions “EURIBOR” or “LIBOR,” respectively, each Reference Bank agrees to furnish to the Facility Agent timely information for the purpose of determining EURIBOR or LIBOR, as the case may be, in accordance with the method described in clause (b) of the definitions thereof. If any one or more of the Reference Banks shall not furnish such timely information to the Facility Agent for the purpose of determining EURIBOR or LIBOR, the Facility Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(c) Market Disruption. (i) If the applicable Reuters Page is unavailable and fewer than two Reference Banks furnish timely information to the Facility Agent for determining EURIBOR for any EURIBOR Advances or LIBOR for any LIBOR Advances, as the case may be, or (ii) with respect to Pro Rata Advances under any Facility, the Lenders owed or required to lend at least 50.1% of the aggregate principal amount thereof notify the Facility Agent that EURIBOR or LIBOR for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Pro Rata Advances for such Interest Period (each, a “Market Disruption Event”) then the rate of interest on each Lender’s share of that Pro Rata Advance for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Interest Rate Margin plus (y) the rate notified to the Facility Agent and the Borrower by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Pro Rata Advance from whatever source it may reasonably select plus (z) Mandatory Cost, if any, applicable to that Lender’s participation in the Pro Rata Advance.

(d) If a Market Disruption Event occurs and the Facility Agent or the applicable Borrower so requires:

(i) the Facility Agent, PMI and such Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on a substitute basis for determining the interest rate; and

(ii) any alternative basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Appropriate Lenders, PMI and such Borrower, be binding on all such parties hereto.

2.9.	The Swingline Advances. (a) Obligation to Make Tranche A Swingline Advances. Each Tranche A Swingline Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche A Swingline Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time such Tranche A Swingline Lender’s Tranche A Swingline Commitment.

(b) Obligation to Make Tranche B Swingline Advances. Each Tranche B Swingline Lender severally agrees, on the terms and conditions hereinafter set forth, to make Tranche B Swingline Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount outstanding not to exceed at any time such Tranche B Swingline Lender’s Tranche B Swingline Commitment.

(c) Type of Swingline Advances. (i) Each Tranche A Swingline Borrowing shall consist of Tranche A Swingline Advances of the same Type made on the same day by the Tranche A Swingline Lenders ratably according to their respective Tranche A Swingline Commitments. Within the limits of each Tranche A Swingline Lender’s Tranche A Swingline Commitment and subject to this Section 2.9, any Borrower may borrow under this Section 2.9, prepay pursuant to Section 2.15 or repay pursuant to Section 2.11 and reborrow under this Section 2.9,

(ii) Each Tranche B Swingline Borrowing shall consist of Tranche B Swingline Advances of the same Type made on the same day by the Tranche B Swingline Lenders ratably according to their respective Tranche B Swingline Commitments. Within the limits of each Tranche B Swingline Lender’s Tranche B Swingline Commitment and subject to this Section 2.9, any Borrower may borrow under this Section 2.9, prepay pursuant to Section 2.15 or repay pursuant to Section 2.11 and reborrow under this Section 2.9.

(d) Amount of Swingline Borrowings. Each Swingline Borrowing shall be in an aggregate amount of no less than €1,000,000 or $1,000,000, as the case may be.

(e) Relationship with the Revolving Credit Facilities. (i) Tranche A Revolving Credit Facility. (A) The Tranche A Revolving Credit Facility may be used by way of Tranche A Swingline Advances. The Tranche A Swingline Facility is not independent of the Tranche A Revolving Credit Facility.

(B)	Notwithstanding any other term of this Agreement, a Tranche A Swingline Lender is only obliged to participate in a Tranche A Revolving Credit Advance or a Tranche A Swingline Advance to the extent that it would not result in the participation by it and its affiliate that is a Tranche A Revolving Credit Lender in such Tranche A Revolving Credit Advances and Tranche A Swingline Advances exceeding its Tranche A Revolving Credit Commitment or that of its affiliate that is a Tranche A Revolving Credit Lender.

(C)	Where, but for the operation of paragraph (B) above, a Tranche A Revolving Credit Lender’s participation (including the participation of its affiliate that is a Tranche A Swingline Lender hereunder) in the Tranche A Revolving Credit Advances and Tranche A Swingline Advances would have exceeded its Tranche A Revolving Credit Commitment, the excess will be apportioned among the other Tranche A Revolving Credit Lenders participating in the relevant Tranche A Revolving Credit Advance pro rata according to their relevant Tranche A Revolving Credit Commitments. This calculation will be applied as often as necessary until the Tranche A Revolving Credit Advance is apportioned among the relevant Tranche A Revolving Credit Lenders in a manner consistent with paragraph (B) above.

(ii) Tranche B Revolving Credit Facility. (A) The Tranche B Revolving Credit Facility may be used by way of Tranche B Swingline Advances. The Tranche B Swingline Facility is not independent of the Tranche B Revolving Credit Facility.

(B)	Notwithstanding any other term of this Agreement, a Tranche B Swingline Lender is only obliged to participate in a Tranche B Revolving Credit Advance or a Tranche B Swingline Advance to the extent that it would not result in the participation by it and its affiliate that is a Tranche B Revolving Credit Lender in such Tranche B Revolving Credit Advances and Tranche B Swingline Advances exceeding its Tranche B Revolving Credit Commitment or that of its affiliate that is a Tranche B Revolving Credit Lender.

(C)

Where, but for the operation of paragraph (B) above, a Tranche B Revolving Credit Lender’s participation (including the participation of its affiliate that is a Tranche B Swingline Lender hereunder) in the Tranche B Revolving Credit Advances and

Tranche B Swingline Advances would have exceeded its Tranche B Revolving Credit Commitment, the excess will be apportioned among the other Tranche B Revolving Credit Lenders participating in the relevant Tranche B Revolving Credit Advance pro rata according to their relevant Tranche B Revolving Credit Commitments. This calculation will be applied as often as necessary until the Tranche B Revolving Credit Advance is apportioned among the relevant Tranche B Revolving Credit Lenders in a manner consistent with paragraph (B) above.

2.10.	Making the Swingline Advances. (a) Notice of Swingline Borrowing. Each Swingline Borrowing shall be made on notice, given not later than 10:30 A.M. (London time) on the date of the proposed Swingline Borrowing, by the Borrower to the Swingline Agent which shall give to the appropriate Swingline Lenders prompt notice thereof by facsimile; provided that Swingline Borrowings consisting of Dollar Swingline Advances may be requested after 10:30 A.M. (London time) and before 12:00 P.M. (New York time) subject to Section 2.12. Each such notice of a Swingline Borrowing (a “Notice of Swingline Borrowing”) shall be by facsimile, such notice to be in substantially the form of Exhibit B-2 hereto, specifying therein the requested:

(i) date of such Swingline Borrowing,

(ii) Facility and Type of the Swingline Advances comprising such Swingline Borrowing,

(iii) aggregate amount of such Swingline Borrowing, and

(iv) the Interest Period for each such Swingline Advance.

(b) Funding Swingline Advances. Each Swingline Lender shall, before (i) 12:00 P.M. (London time) with respect to Notices of Swingline Borrowing given not later than 10:30 A.M. (London time) or (ii) 1:30 P.M. (New York time) with respect to Notices of Swingline Borrowing for LIBOR Advances given after 10:30 A.M. (London time) and before 12:00 P.M. (New York time), on the date of such Swingline Borrowing, make available for the account of its Applicable Lending Office to the Swingline Agent, in same day funds, such Swingline Lender’s ratable portion of such Swingline Borrowing. After receipt of such funds by the Swingline Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Swingline Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Swingline Borrowing.

(c) Irrevocable Notice. Each Notice of Swingline Borrowing of any Borrower shall be irrevocable and binding on such Borrower. The Borrower requesting a Swingline Borrowing shall indemnify each Swingline Lender against any loss, cost or expense incurred by such Swingline Lender as a result of any failure to fulfill on or before the date specified in such Notice of Swingline Borrowing for such Swingline Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Swingline Lender to fund the Swingline Advance to be made by such Swingline Lender as part of such Swingline Borrowing when such Swingline Advance, as a result of such failure, is not made on such date.

(d) Swingline Lender’s Ratable Portion. Unless the Swingline Agent shall have received notice from a Swingline Lender prior to (i) 12:00 P.M. (London time) with respect to Notices of Swingline Borrowing given not later than 10:30 A.M. (London time) or (ii) 1:30 P.M. (New York time) with respect to Notices of Swingline Borrowing for LIBOR Advances given after 10:30 A.M. (London time) and before 12:00 P.M. (New York time), on the day of any Swingline Borrowing that such Swingline Lender will not make available to the Swingline Agent such Swingline Lender’s ratable portion of such Swingline Borrowing, the Swingline Agent may assume that such Swingline Lender has made such portion available to the Swingline Agent on the date of such Swingline Borrowing in accordance with Section 2.10(b) and the Swingline Agent may, in reliance upon such assumption, make available to the Borrower proposing such Swingline Borrowing on such date a corresponding amount. If and to the extent that such Swingline Lender shall not have so made such ratable portion available to the Swingline Agent such Swingline Lender and such Borrower severally agree to repay to the Swingline Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Swingline Agent at:

(i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Swingline Advances comprising such Swingline Borrowing and (B) the cost of funds incurred by the Swingline Agent in respect of such amount, and

(ii) in the case of such Swingline Lender, the cost of funds incurred by the Swingline Agent in respect of such amount.

If such Swingline Lender shall repay to the Swingline Agent such corresponding amount, such amount so repaid shall constitute such Swingline Lender’s Swingline Advance as part of such Swingline Borrowing for purposes of this Agreement.

(e) Independent Swingline Lender Obligations. The failure of any Swingline Lender to make the Swingline Advance to be made by it as part of any Swingline Borrowing shall not relieve any other Swingline Lender of its obligation hereunder to make its Swingline Advance on the date of such Swingline Borrowing, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the Swingline Advance to be made by such other Swingline Lender on the date of any Swingline Borrowing.

2.11.	Repayment of Swingline Advances. (a) Each Borrower shall repay to the Swingline Agent for the ratable account of the Swingline Lenders on the last day of the applicable Interest Period, the unpaid principal amount of any Swingline Advance then outstanding.

(b) In the event that a Borrower does not repay a Swingline Advance made to it in full on the last day of its Interest Period, on the Business Day immediately following such day, that Borrower shall be deemed to have served a Notice of Pro Rata Borrowing for a Revolving Credit Advance to be made on the third Business Day thereafter in the amount (including accrued interest) and currency of such Swingline Advance and with an Interest Period of one month and such Revolving Credit Advance shall be made on the third Business Day in accordance with Section 2.1 (without regard to clause (b) thereof) and the proceeds thereof applied in repayment of such Swingline Advance. Notwithstanding anything contained herein to the contrary, for the time period from the day immediately following the end of the Interest Period for any such Swingline Advance that is not repaid on the last day of its Interest Period until and including the third Business Day thereafter, Section 2.18(e) shall apply to the unpaid principal amount of any such Swingline Advance.

(c) Section 3.3 shall not apply to any Revolving Credit Advance to which this Section 2.11 refers.

(d) In the circumstances set out in paragraph (b) above, to the extent that it is not possible to make a Revolving Credit Advance due to the insolvency of a Borrower, the Lenders will indemnify (pro-rata according to their Revolving Credit Commitments) the Swingline Lenders for any loss that they incur as a result of the relevant Swingline Borrowing.

2.12.	Interest on Swingline Advances. Subject to Section 2.11(b), each Borrower shall pay interest on the unpaid principal amount of each Swingline Advance owing by such Borrower to each Swingline Lender from the date of such Swingline Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Euro Swingline Advances. For each Euro Swingline Advance, a rate per annum equal at all times during the Interest Period for such Euro Swingline Advance to the sum of (x) the rate per annum determined by the Swingline Agent to be the arithmetic mean (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates at which deposits in Euro are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market at 11:00 A.M. (Brussels time) on the date of such Euro Swingline Advance for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period; provided that if only one Reference Bank is able to provide the rates as described above, each Swingline Lender shall supply the Swingline Agent with its rate for same day funding in Euro to prime banks in the European interbank market at 11:00 A.M. (Brussels time) on the date of such Euro Swingline Advance for an amount substantially equal to the amount equal to such

Swingline Lender’s ratable share of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period and such rate shall be payable to such Swingline Lender plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period.

(b) Dollar Swingline Advances. (i) For each Dollar Swingline Advance requested by 10:30 A.M. (London time), a rate per annum equal at all times during the Interest Period for such Dollar Swingline Advance to the sum of (x) the rate per annum determined by the Swingline Agent to be the arithmetic mean (rounded upwards to the nearest whole multiple of 1/16 of 1% per annum, if such arithmetic mean is not such a multiple) of the rates at which deposits in Dollars are offered by the principal office of each of the Reference Banks to prime banks in the London interbank market at 11:00 A.M. (London time) on the date of such Dollar Swingline Advance for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period; provided that if only one Reference Bank is able to provide the rates as described above, each Swingline Lender shall supply the Swingline Agent with its rate for same day funding in Dollars to prime banks in the London interbank market at 11:00 A.M. (London time) on the date of such Dollar Swingline Advance for an amount substantially equal to the amount equal to such Swingline Lender’s ratable share of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period and such rate shall be payable to such Swingline Lender plus (y) the Applicable Interest Rate Margin plus (z) Mandatory Cost, if any, payable in arrears on the last day of such Interest Period; and

(ii) for each Dollar Swingline Advance requested after 10:30 A.M. (London time) and before 12:00 P.M. (New York time), a rate per annum equal at all times during the Interest Period for such Dollar Swingline Advance to the higher of (a) the rate of interest announced publicly by JPMorgan Chase Bank, N.A. in New York, New York, from time to time, as JPMorgan Chase Bank, N.A.’s prime rate and (b) one-half of one percent above the Federal Funds Effective Rate, payable in arrears on the last day of such Interest Period.

2.13.	Fees. (a) Commitment Fee. PMI agrees to pay to the Facility Agent for the account of each Revolving Credit Lender, 0.1050% per annum on the aggregate amount of the unused portion of such Lender’s Tranche A Revolving Credit Commitment and 0.0975% per annum on the aggregate amount of the unused portion of such Lender’s Tranche B Revolving Credit Commitment (it being understood that any Swingline Advances shall be deemed to use the relevant Revolving Credit Commitment of each Swingline Lender or its affiliate that is a Revolving Credit Lender hereunder) from the date hereof in the case of each Revolving Credit Lender that is an Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Revolving Credit Lender until the Termination Date, in each case payable on the last Business Day of each March, June, September and December until the Termination Date and on the Termination Date.

(b) Agent’s Fees. PMI shall pay to the Facility Agent and Swingline Agent for its own account such fees as may from time to time be agreed between PMI and such Agent.

2.14.	Termination or Reduction of the Commitments; Term-Out Option. (a) Optional. PMI shall have the right, upon at least three Business Days’ notice to the Facility Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Revolving Credit Commitments of the Lenders; provided that each partial reduction of a Facility shall be in the aggregate amount of no less than €50,000,000 or the remaining balance if less than €50,000,000 and shall be ratable among the Lenders affected thereby in accordance with their Commitments with respect to such Facility; and provided, further, that following any such termination or reduction, the aggregate Swingline Commitments shall not exceed the aggregate Revolving Credit Commitments.

(b) Term-Out Option. PMI may, by written notice to the Facility Agent, which shall promptly notify the Lenders, not later than 15 Business Days prior to the Termination Date (the “Term Notice”), extend the maturity date for all Term Advances outstanding at the close of business New York time on the Termination Date to the date specified in the Term Notice, which shall be no later than the first anniversary of the Termination Date; provided that, on the date of the Term Notice and on the Termination Date, (i) no event has occurred and is continuing that constitutes a Default or Event of Default and (ii) the representations contained in Section 4.1 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct; and provided, further, that the option provided for in this Section 2.14 may be exercised only once. If a Term Notice is given, each Borrower shall repay to the Facility Agent, for the ratable account of the Term Lenders on the maturity date set forth in such Term Notice, the unpaid principal amount of the Term Advances then outstanding. Upon the effectiveness of the extension provided for in this Section 2.14(b), all terms of this Agreement shall remain in full force and effect. The Borrower agrees that it will, upon the request of any Term Lender through the Facility Agent, issue a new Term Note in favor of such Term Lender reflecting the extended maturity date, in exchange for the Term Note held by such Term Lender, which shall be promptly returned to the Borrower and marked “cancelled”.

2.15.	Prepayments of Advances. (a) Optional Prepayments. (i) Pro Rata Advances. Each Borrower may, upon at least three Business Days’ notice to the Facility Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Pro Rata Advances comprising part of the same Pro Rata Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of no less than €50,000,000 or $50,000,000, as the case may be, or the remaining balance if less than €50,000,000 or $50,000,000.

(ii) Swingline Advances. Each Borrower may, upon notice to the Swingline Agent by 9:00 A.M. (London time) on the date of the prepayment stating the aggregate principal amount of the prepayment, and, if such notice is given such Borrower shall, prepay the outstanding principal amount of the Swingline

Advances comprising part of the same Swingline Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of no less than €1,000,000 or $1,000,000, as the case may be.

(b) Mandatory Prepayments. (i) If the Facility Agent notifies PMI that, on any interest payment date, the sum of (A) the aggregate principal amount of all Revolving Credit Advances and Swingline Advances denominated in Euro then outstanding plus (B) the Equivalent in Euro (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Revolving Credit Advances and Swingline Advances denominated in Dollars then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, PMI and each other Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Revolving Credit Advances and Swingline Advances owing by such Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date.

(ii) In the event that there shall be a Capital Markets Financing Transaction, PMI shall prepay outstanding Term Advances in an aggregate amount equal to 50% of the net proceeds, rounded to the nearest million (with $500,000 being rounded upward), of such Capital Markets Financing Transaction received by PMI or received by a Subsidiary of PMI that has issued securities in such Capital Markets Financing Transaction guaranteed by PMI, on the last day of the current Interest Period for such Term Advances.

(iii) The Facility Agent shall give prompt notice of any prepayment required under this Section 2.15(b) to the Borrowers and the Lenders. Prepayments under Section 2.15(b)(i) shall be allocated first to Swingline Advances, ratably among the Swingline Lenders; and any excess amount shall then be allocated to Revolving Credit Advances comprising part of the same Revolving Credit Borrowing selected by the applicable Borrower, ratably among the Revolving Credit Lenders. Prepayments under Section 2.15(b)(ii) shall be allocated to Term Advances ratably among the Term Lenders.

(c) Each prepayment made pursuant to this Section 2.15 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.4(b).

2.16.

Increased Costs. (a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in Mandatory Cost) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.16 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.19 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of the affected Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Facility Agent), pay to the Facility Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to such Borrower and the Facility Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time PMI shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

2.17.

Illegality. Notwithstanding any other provision of this Agreement, if (a) any Lender shall notify the Facility Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances or

(b) any Lender notifies PMI and the Facility Agent that it is unlawful for such Lender or its Applicable Lending Office to make Advances or to fund or maintain Advances to a Designated Subsidiary due to the jurisdiction of organization of such Designated Subsidiary, then, in each case, the obligation of such Lender to make such Advances shall be suspended until the Facility Agent shall notify PMI and the Lenders that the circumstances causing such suspension no longer exist and the relevant aggregate Commitments shall be temporarily reduced by the amount of such Lender’s share of the Commitments affected by such illegality for the duration of the suspension with respect to such Advances; provided, however, that each Lender agrees to (i) use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender and (ii) to make or fund Advances to a different Borrower designated by PMI if the making of such designation would allow such Lender to continue to perform its obligations to make Advances or to continue to fund or maintain Advances.

2.18.	Payments and Computations. (a) Time and Distribution of Payments. PMI and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (London time) on the day when due to the Facility Agent at the Facility Agent’s Account in same day funds. The Facility Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.16, 2.19 or 9.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.7, the Facility Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Computation of Interest and Fees. All computations of interest and commitment fees shall be made by the Facility Agent or the Swingline Agent on the basis of a year of 360 days, or in the case of interest payable pursuant to Section 2.12(b)(ii), 365/366 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Facility Agent or the Swingline Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of EURIBOR Advances or LIBOR Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Presumption of Borrower Payment. Subject to Section 2.11(b), unless the Facility Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Facility Agent may assume that such Borrower has made such payment in full to the Facility Agent on such date and the Facility Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Facility Agent, each Lender shall repay to the Facility Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Facility Agent at the cost of funds incurred by the Facility Agent in respect of such amount.

(e) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.6 or Section 2.12, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

2.19.	Taxes. (a) Any and all payments by each Borrower and PMI hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and each Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and each Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than the execution, delivery and performance of this Agreement or a Note) between such Lender or Agent (as the case may be) and the taxing jurisdiction, and (iv) in the case of each Lender and each Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to such Agent (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”).

(b) If any Borrower or PMI shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender or

Agent (as the case may be), receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or PMI shall make such deductions and (iii) such Borrower or PMI shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If clause (i) of this Section 2.19(b) is unenforceable for any reason in respect of any Borrower, then:

(A)	for each period during which a deduction or withholding for or on account of any Taxes is required to be made by the Borrower with respect to the payment of interest under this Agreement (the “Tax Deduction”), in lieu of application of clause (i) of this Section 2.19(b), the rate of interest on the Advances as set out in Sections 2.6 and 2.12 shall be the percentage rate per annum which is the aggregate of the applicable:

(i)	Interest Rate Margin,

(ii)	EURIBOR or LIBOR, as applicable; and

(iii)	Mandatory Cost, if any,

divided by a factor equal to one (1) minus the amount of the Tax Deduction expressed as a multiplier (i.e., ten (10) percent will be expressed as 0.10 and not as 10%); and

(B)	all references to a rate of interest under Sections 2.6 and 2.12 shall be construed thereafter as adjusted in accordance with this Section 2.19(b).

(c) In addition, each Borrower or PMI shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(d) Each Borrower and PMI shall indemnify each Lender and each Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.19) paid by such Lender or Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be), makes written demand therefor.

(e) Within 30 days after the date of any payment of Taxes, each Borrower and PMI shall furnish to the relevant Agent at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment. If any Borrower or PMI determines that no Taxes are payable in respect thereof, such Borrower or PMI shall, at the request of the relevant Agent, furnish or cause the payor to furnish, such Agent and each Lender an opinion of counsel reasonably acceptable to such Agent stating that such payment is exempt from Taxes.

(f) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Agents, PMI and each other Borrower with any form or certificate that is required by any taxing authority (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by any Borrower, PMI or the relevant Agent. Unless the Borrowers, PMI and the Agents have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrowers, PMI or Agents shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.19 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.

(h) No additional amounts will be payable pursuant to this Section 2.19 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.19(f); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of PMI.

(i) No additional amounts will be payable pursuant to this Section 2.19 with respect to any taxes imposed by the United States by means of withholding tax on payments made by any Borrower to any Lender’s Applicable Lending Office or to any Agent, even if such taxes are imposed as a result of the treatment of payments made by a Borrower that is not organized under the laws of the United States as having been made by a United States person for United States federal income tax purposes, including as a result of an election made to treat such Borrower as a disregarded entity for United States federal income tax purposes (regardless of whether such election was made after such Borrower became a Borrower under this Agreement), if and to the extent such taxes were in effect and would have been applicable as of the date hereof to payments to be made by a United States person to such Lender’s Applicable Lending Office or to such Agent (as the case may be).

(j) If any Lender or Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.19, which refund in the good faith judgment of such Lender or Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.19, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 2.19.

2.20.	Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Pro Rata Advances owing to it (other than pursuant to Sections 2.16, 2.19 or 9.4(b)) in excess of its ratable share of payments on account of the Pro Rata Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Pro Rata Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, provided, further, that, so long as the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.20 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

2.21.	Evidence of Debt. (a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Facility Agent) to the effect that a Revolving Credit Note or a Term Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances or Term Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Revolving Credit Note or a Term Note payable to the order of such Lender in a principal amount up to the Revolving Commitment or Term Commitment of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by the Facility Agent pursuant to Section 9.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the date, amount and Facility of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto;

(ii) the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and

(iv) the amount of any sum received by the Facility Agent from the Borrowers hereunder and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by the Facility Agent in the Register pursuant to Section 2.21(b), and by each Lender in its account or accounts pursuant to Section 2.21(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Facility Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

2.22.	Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of PMI and its Subsidiaries, including, without limitation, commercial paper backstop. The proceeds of the Term Advances shall be used (and PMI agrees that it shall use such proceeds) for general corporate purposes of PMI and its Subsidiaries, including without limitation, the refinancing of amounts outstanding under the Existing Term Facility.

3.	CONDITIONS TO EFFECTIVENESS AND LENDING

3.1.	Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) PMI shall have notified each Lender and the Facility Agent in writing as to the proposed Effective Date.

(b) On the Effective Date, the following statements shall be true and the Facility Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of PMI, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.1 are correct on and as of the Effective Date, and

(ii) no event has occurred and is continuing that constitutes a Default or Event of Default.

(c) Prior to or simultaneously with the Effective Date, PMI shall have satisfied all of its obligations under the Existing Term Facility including, without limitation, the payment of all loans, accrued interest and fees.

(d) The Facility Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Facility Agent:

(i) Certified copies of the resolutions of the Board of Directors of PMI approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii) A certificate of the Secretary or an Assistant Secretary of PMI certifying the names and true signatures of the officers of PMI authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii) Favorable opinions of counsel (which may be in-house counsel) for PMI, substantially in the form of Exhibits E-1 and E-2 hereto.

(iv) A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Facility Agent, substantially in the form of Exhibit G hereto.

(v) A certificate of the chief financial officer or treasurer of PMI certifying that as of 31 December 2006 (A) the aggregate amount of Debt (excluding all Debt incurred in connection with leasing, sale and leaseback and structured finance transactions conducted in the ordinary course of business of PMCC Europe GmbH that is without recourse to the general credit or assets of PMI and its Major Subsidiaries), payment of which is secured by any Lien referred to in clause (iii) of Section 5.2(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt included in clause (A) of this subsection (v), payment of which is secured by any Lien referred to in clause (iv) of Section 5.2(a), does not exceed $200,000,000.

(e) PMI shall have paid all accrued fees and reasonable expenses of the Facility Agent and the Lenders with respect to this Agreement for which the Facility Agent shall have made reasonable demand in accordance with Section 9.4(a) on or prior to the Effective Date.

(f) This Agreement shall have been executed by PMI, JPMEL, as Facility Agent and Swingline Agent, and Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., J.P. Morgan plc and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners, and the Facility Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

The Facility Agent shall notify PMI and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.1. For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Facility Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that PMI, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

3.2.	Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.8 is subject to the receipt by the Facility Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Facility Agent, and dated such date, and in sufficient copies for each Lender:

(a) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Agreement and the other documents to be delivered hereunder.

(c) A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver the Designation Agreement and to perform its obligations hereunder.

(d) The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.

(e) A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.

(f) Such other approvals, opinions or documents as any Lender, through the Facility Agent may reasonably request.

3.3.	Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true, and the acceptance by the Borrower of the proceeds of such Borrowing shall be a representation by such Borrower or by PMI, as the case may be, that:

(a) the representations and warranties contained in Section 4.1 (except the representations set forth in the last sentence of subsection (e) and in subsection (f) thereof (other than clause (i) thereof)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b) after giving effect to the application of the proceeds of all Borrowings on such date (together with any other resources of the Borrower applied together therewith) no event has occurred and is continuing, or would result from such Borrowing, that constitutes a Default or Event of Default; and

(c) if such Borrowing is in an aggregate principal amount equal to or greater than $500,000,000, or the Equivalent in Euro thereof, and is being made in connection with any purchase of shares of such Borrower’s or PMI’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.2(b), the statement in (b) above shall also be true on a pro forma basis as if such transaction or purchase shall have been completed.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Representations and Warranties of PMI. PMI represents and warrants as follows:

(a) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of PMI enforceable against PMI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) The consolidated balance sheets of PMI and its Subsidiaries as of 31 December 2006 and the consolidated statements of earnings of PMI and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of PMI and its Subsidiaries as at such date and the consolidated results of the operations of PMI and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in a certificate delivered to the Lenders, since 31 December 2006 there has been no material adverse change in such position or operations.

(f) There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”), (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in the Registration Statement on Form 10 and any amendments thereto filed by PMI with the U.S. Securities and Exchange Commission prior to 4 December 2007 and, with respect to Proceedings commenced after the date of such filing but prior to 4 December 2007, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of PMI and its Subsidiaries taken as a whole.

(g) It owns directly or indirectly 100% of the capital stock of each other Borrower.

(h) None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

5.	COVENANTS OF PMI

5.1.	Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will:

(a) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of PMI and its Subsidiaries taken as a whole.

(b) Maintenance of Ratio of Consolidated EBITDA to Consolidated Interest Expense. Maintain a ratio of Consolidated EBITDA for the four most recent fiscal quarters of PMI to Consolidated Interest Expense for such four most recent fiscal quarters of not less than 3.5 to 1.0.

(c) Reporting Requirements. (i) Prior to a Spin-Off, furnish to the Lenders:

(A)	as soon as available and in any event within 90 days after the end of the second fiscal quarter of each fiscal year of PMI, an unaudited interim condensed consolidated balance sheet of PMI and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of PMI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of PMI; and

(B)	as soon as available and in any event within 120 days after the end of each fiscal year of PMI, a copy of the consolidated financial statements for such year for PMI and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms); or

(ii) in the event of a Spin-Off, furnish to the Lenders or make available on the internet at www.philipmorrisinternational.com (or any successor or replacement website thereof), if such website includes an option to subscribe to a free service alerting subscribers by e-mail of new U.S. Securities and Exchange Commission filings, if available, or by similar electronic means:

(A)

as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of PMI, an unaudited interim condensed consolidated balance sheet of PMI and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of PMI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of PMI;

(B)	as soon as available and in any event within 100 days after the end of each fiscal year of PMI, a copy of the consolidated financial statements for such year for PMI and its Subsidiaries audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms); and

(C)	all reports which PMI sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the U.S. Securities and Exchange Commission) which PMI files with the Securities and Exchange Commission;

(iii) as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of PMI setting forth details of such Event of Default or Default and the action which PMI has taken and proposes to take with respect thereto;

(iv) within 60 days after the end of each fiscal quarter of PMI, a statement of the chief financial officer or treasurer of PMI certifying compliance with the requirements of Section 5.1(b) and setting forth the relevant calculations; and

(v) such other historical information respecting the condition or operations, financial or otherwise, of PMI or any Major Subsidiary as any Lender through the Facility Agent may from time to time reasonably request.

5.2.	Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii) Liens existing on the date hereof securing Debt;

(iv) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v) Liens existing on property of any Person acquired by PMI or any Major Subsidiary;

(vi) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii) Liens upon or with respect to “margin stock” as that term is defined in Regulation U;

(viii) Liens in favor of PMI or any Major Subsidiary;

(ix) Liens in connection with leasing, sale and leaseback and structured finance transactions conducted in the ordinary course of business of PMCC Europe GmbH, provided that any such Liens that secure the payment of Debt are without recourse to the general credit or assets of PMI and its Major Subsidiaries;

(x) precautionary Liens provided by PMI or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by PMI or such Major Subsidiary which transaction is determined by the Board of Directors of PMI or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or

(xi) any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(b) Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which PMI is a party, the surviving corporation is PMI or was a Subsidiary of PMI immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving PMI or any other Borrower shall assume all of PMI’s or such Borrower’s obligations under this Agreement (including without limitation with respect to PMI’s obligations, the covenants set forth in Article 5) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

6.	EVENTS OF DEFAULT

6.1.	Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a) Any Borrower or PMI shall fail to pay any principal of any Pro Rata Advance when the same becomes due and payable; or any Borrower or PMI shall fail to pay any principal of any Swingline Advance within three Business Days after the same becomes due and payable; or any Borrower shall fail to pay interest on any Advance, or PMI shall fail to pay any fees payable under Section 2.13, within ten days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed to have been made by any Borrower or PMI herein or by any Borrower or PMI (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c) Any Borrower or PMI shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.1(b) or 5.2(b), (ii) any term, covenant or agreement contained in Section 5.2(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to PMI by the Facility Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to PMI by the Facility Agent or any Lender; or

(d) Any Borrower or PMI or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or PMI or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or PMI or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e) Any Borrower or PMI or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or PMI or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of PMI and its Subsidiaries taken as a whole) shall occur; or any Borrower or PMI or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or PMI or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) PMI, such Borrower or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of PMI, such Borrower or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or

(g) Any Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.1(g) shall be deemed to have occurred if the Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h) So long as any Subsidiary of PMI is a Designated Subsidiary, the guaranty provided by PMI under Article 8 hereof shall for any reason cease to be valid and binding on PMI or PMI shall so state in writing.

6.2.	Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then the Facility Agent shall at the request, or may with the consent, of the Required Lenders, by notice to PMI and the Borrowers:

(a) declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b) declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

7.	THE AGENTS

7.1.	Authorization and Action. Each Lender (in its capacities as a Revolving Credit Lender, Swingline Lender and a Term Lender, as applicable) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to such Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by PMI or any Borrower as required by the terms of this Agreement or at the request of PMI or such Borrower, and any notice provided pursuant to Section 5.1(c)(iii). JPMEL, as Facility Agent, may execute any of its duties under this Agreement by or through its affiliate, JPMorgan Chase Bank, N.A.

7.2.	Agents’ Reliance, Etc. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent:

(a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until, in the case of the Facility Agent, the Facility Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, or, in the case of the Swingline Agent, such Agent has received notice from the Facility Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 9.7;

(b) may consult with legal counsel (including counsel for PMI or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of PMI or any Borrower or to inspect the property (including the books and records) of PMI or such Borrower;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

7.3.	JPMEL and Affiliates. With respect to its Commitment and the Advances made by it, JPMEL shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMEL in its individual capacity. JPMEL and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, PMI, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of PMI, any Borrower or any such Subsidiary, all as if JPMEL was not an Agent and without any duty to account therefor to the Lenders.

7.4.

Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any Mandated Lead Arranger and Bookrunner, or any other Lender and based on the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Mandated Lead Arranger and Bookrunner, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

7.5.	Indemnification. (a) The Lenders agree to indemnify the Facility Agent (to the extent not reimbursed by PMI or the Borrowers), from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Facility Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Facility Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Facility Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Facility Agent is not reimbursed for such expenses by PMI or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Facility Agent, any Lender or a third party. For purposes of this Section 7.5(a), the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective aggregate Term Commitments and Revolving Credit Commitments at such time.

(b) The Revolving Credit Lenders agree to indemnify the Swingline Agent (to the extent not reimbursed by PMI or the Borrowers), from and against such Lender’s ratable share (determined according to their respective Revolving Credit Commitments at such time) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Swingline Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Swingline Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Swingline Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Revolving Credit Lender agrees to reimburse the Swingline Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) payable by the Borrowers under Section 9.4, to the extent that the Swingline Agent is not reimbursed for such expenses by PMI or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any indemnification hereunder, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Swingline Agent, any Lender or a third party.

7.6.	Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and PMI and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

7.7.	Mandated Lead Arrangers and Bookrunners. Certain entities have been designated as Mandated Lead Arrangers and Bookrunners, under this Agreement, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.

8.	GUARANTY

8.1.	Guaranty. PMI hereby unconditionally and irrevocably guarantees (the undertaking of PMI contained in this Article 8 being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Facility Agent or the Lenders in enforcing any rights under the Guaranty.

8.2.	Guaranty Absolute. PMI guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Facility Agent or the Lenders with respect thereto. The liability of PMI under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or PMI.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Facility Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

8.3.	Waivers. (a) PMI hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Facility Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.

(b) PMI hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of PMI’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Facility Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to PMI in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Facility Agent and the Lenders and shall forthwith be paid to the Facility Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. PMI acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.3(b) is knowingly made in contemplation of such benefits.

8.4.	Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon PMI, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Facility Agent and their respective successors, transferees and assigns.

9.	MISCELLANEOUS

9.1.	Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or PMI therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or if such amendment, waiver or consent relates solely to the Revolving Credit Lenders, the Swingline Lenders or the Term Lenders, respectively, the Lenders holding 50.1% of the aggregate Revolving Credit Commitments, Swingline Commitments or Term Commitments, respectively, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Sections 3.1 and 3.2, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release PMI from any of its obligations under Article 8 or (g) amend this Section 9.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Facility Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Facility Agent under this Agreement or any Advance.

9.2.	Notices, Etc. (a) Addresses. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, telecopied, or delivered, as follows:

if to any Borrower or to PMI, as guarantor:

Philip Morris International Inc.

120 Park Avenue

New York, New York 10017

Attention: Secretary

Fax number: 917-663-5372

and

Philip Morris International Management S.A.

Avenue de Cour 107

1001 Lausanne

Switzerland

Attention: Treasurer

Fax number: +41-21-242-4771;

and

Philip Morris Finance S.A.

Avenue de Cour 107

1001 Lausanne

Switzerland

Attention: Controller

Facsmile: +41-58-242-4771;

with a copy to (until the Spin-Off has occurred):

Altria Corporate Services, Inc.

120 Park Avenue

New York, New York 10017

Attention: Treasury Department - Debt Administration

Fax number: (914) 272-0420;

if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule I hereto;

if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to JPMEL, as Facility Agent and Swingline Agent:

J.P. Morgan Europe Limited

EMEA Loan and Agency Department

125 London Wall

London EC2Y 5AJ

Attention: Loans Agency

Facsimile: +44 (0) 207 77 2360

as to any Borrower, PMI or the Facility Agent at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to PMI and the Facility Agent.

(b) Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to the Facility Agent pursuant to Article 2, 3 or 7 shall not be effective until received by the Facility Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

9.3.	No Waiver; Remedies. No failure on the part of any Lender or the Facility Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4.	Costs and Expenses. (a) Facility Agent; Enforcement. PMI agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Facility Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Facility Agent with respect thereto and with respect to advising the Facility Agent as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and the Facility Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Facility Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of Advances. If any payment of principal of Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.12, acceleration of the maturity of the Advances pursuant to Section 6.2, an assignment made as a result of a demand by PMI pursuant to Section 9.7(a) or for any other reason, PMI shall, upon demand by any Lender (with a copy of such demand to the Facility Agent or the Swingline Agent, as applicable), pay to the Facility Agent or the Swingline Agent, as applicable, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or PMI hereunder, the agreements and obligations of each Borrower and PMI contained in Section 2.4(c), 2.10(c), 2.16, 2.19, and this Section 9.4(b) shall survive the payment in full of principal and interest hereunder.

(c) Indemnification. Each Borrower and PMI jointly and severally agree to indemnify and hold harmless the Facility Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to any Borrower’s or PMI’s entering into this Agreement, or to any actions or omissions of any Borrower or PMI, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by PMI or any Borrower or any other Person; provided, however, that neither any Borrower nor PMI shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

9.5.	Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.2 to authorize the Facility Agent to declare the Advances due and payable pursuant to the provisions of Section 6.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of PMI or any Borrower against any and all of the obligations of any Borrower or PMI now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or PMI, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

9.6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of PMI, the Facility Agent, the Swingline Agent, and each Lender and their respective successors and assigns, except that neither any Borrower nor PMI shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

9.7.	Assignments and Participations. (a) Assignment of Lender Obligations. Each Lender may and, if demanded by PMI upon at least five Business Days’ notice to such Lender and the Facility Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it), subject to the following:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under one or more Facilities under this Agreement (it being understood that any assignment under a Revolving Credit Facility shall include a proportionate assignment under the related Swingline Facility, as applicable);

(ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €10,000,000 for Term Commitments and $10,000,000 for Revolving Credit Commitments (subject, in each case, to reduction at the sole discretion of PMI) and shall be an integral multiple of €1,000,000 or $1,000,000, respectively;

(iii) each such assignment shall be to an Eligible Assignee, provided, however that an assignment to a bank or other financial institution that is not a Qualifying Bank shall not be effective without the written approval of PMI, which approval shall be notified to the Facility Agent;

(iv) each such assignment made as a result of a demand by PMI pursuant to this Section 9.7(a) shall be arranged by PMI after consultation with the Facility Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;

(v) no Lender shall be obligated to make any such assignment as a result of a demand by PMI pursuant to this Section 9.7(a) unless and until such Lender shall have received one or more payments from either the Borrowers to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and

(vi) the parties to each such assignment shall execute and the assigning Lender shall, not less than five Business Days prior to the effectiveness of any Assignment and Acceptance, deliver to the Facility Agent which shall give prompt notice thereof to PMI by facsimile, for the Facility Agent’s acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of €1,500 for Term Commitments and $2,000 for Revolving Credit Commitments; provided that, if such assignment is made as a result of a demand by PMI under this Section 9.7(a), PMI shall pay or cause to be paid such €1,500 or $2,000 fee, as the case may be.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.4) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.

(b) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or PMI or the performance or observance by any Borrower or PMI of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Facility Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Facility Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Facility Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to PMI.

(d) Register. The Facility Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and PMI, the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by PMI, any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. Each Lender may sell participations to one or more Qualifying Banks in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to PMI hereunder) shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii) PMI, the other Borrowers, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

(iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or PMI therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to PMI or any Borrower furnished to such Lender by or on behalf of PMI or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to PMI received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit H.

(g) Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

9.8.

Designated Subsidiaries. (a) Designation. PMI may at any time, and from time to time, by delivery to the Facility Agent of a Designation Agreement duly executed by PMI and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such

Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Facility Agent shall promptly notify each Lender of each such designation by PMI and the identity of the respective Subsidiary.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Pro Rata Borrowing or Notice of Swingline Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Facility Agent to the Lenders (which notice the Facility Agent shall give promptly, and only upon its receipt of a request therefor from PMI). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by PMI pursuant to Section 9.8(a).

9.9.	Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

9.10.	Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11.

Jurisdiction, Etc. (a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Each Borrower (other than PMI) hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such Federal court may be made upon PMI at 120 Park Avenue, New York, NY 10017, Attention: Secretary, or such other address in the United States as notified to the Facility Agent from time to time (the “Process Agent”), and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) PMI as Process Agent. PMI hereby accepts its appointment as Process Agent and agrees that (i) it will maintain an office in New York, New York, or such other address in the United States as notified to the Facility Agent from time to time, through the Termination Date and will give the Facility Agent prompt notice of any change of its address, (ii) it will perform its duties as Process Agent to receive on behalf of each Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (iii) it will forward forthwith to each Designated Subsidiary at its then current address copies of any summons, complaint and other process which PMI receives in connection with its appointment as Process Agent.

(c) Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.12.	Confidentiality. None of the Agents, the Mandated Lead Arrangers and Bookrunners nor any Lender shall disclose any confidential information relating to PMI or any Borrower to any other Person without the consent of PMI, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.7(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions.

9.13.	Integration. This Agreement and the Notes represent the agreement of PMI, the other Borrowers, the Facility Agent, the Swingline Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Facility Agent, the Swingline Agent, PMI, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.13(b) and 9.4(a) and except for Confidentiality Agreements entered into by each Lender in connection with this Agreement.

9.14.	USA Patriot Act Notice, Etc. The Facility Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or any similar “know your customer” or other similar checks under all applicable laws and regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.

9.15.	Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into Euro, or to convert a sum due hereunder in Euro into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Equivalent thereof on the Business Day preceding that on which final judgment is given.

(b) The obligation of any Borrower in respect of any sum due from it in Euro or Dollars (the “Primary Currency”) to any Lender or any Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or such Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or such Agent (as the case may be) in the applicable Primary Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or such Agent (as the case may be) in the applicable Primary Currency, such Lender or such Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

[Signature Pages Intentionally Omitted]

EXHIBIT A-1 - FORM OF

TRANCHE A REVOLVING CREDIT NOTE

Dated:                         , 20

$

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of $[amount of the Lender’s Tranche A Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Tranche A Revolving Credit Advances outstanding on the Termination Date made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of [4] December 2007 among Philip Morris International Inc., the Lender and certain other lenders party thereto, J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders (as amended or modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Tranche A Revolving Credit Advance from the date of such Tranche A Revolving Credit Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Tranche A Revolving Credit Advance are payable in Euro or Dollars, as the case may be, to J.P. Morgan Europe Limited, as Facility Agent, for the account of the Lender at the office of J.P. Morgan Europe Limited, located in London, England for payments in Euro or New York, New York for payments in Dollars, in same day funds. Each Tranche A Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Tranche A Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Tranche A Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Tranche A Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Euro and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:

2

TRANCHE A REVOLVING CREDIT LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Tranche A Revolving Credit Advance	Amount of Tranche A Revolving Credit Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT A-2 - FORM OF

TRANCHE B REVOLVING CREDIT NOTE

Dated:                         , 20

$

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of $[amount of the Lender’s Tranche B Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Tranche B Revolving Credit Advances outstanding on the Termination Date made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of [4] December 2007 among Philip Morris International Inc., the Lender and certain other lenders party thereto, J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders (as amended or modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Tranche B Revolving Credit Advance from the date of such Tranche B Revolving Credit Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Tranche B Revolving Credit Advance are payable in Euro or Dollars, as the case may be, to J.P. Morgan Europe Limited, as Facility Agent, for the account of the Lender at the office of J.P. Morgan Europe Limited, located in London, England for payments in Euro or New York, New York for payments in Dollars, in same day funds. Each Tranche B Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Tranche B Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Tranche B Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Tranche B Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Euro and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:

2

TRANCHE B REVOLVING CREDIT LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Tranche B Revolving Credit Advance	Amount of Tranche B Revolving Credit Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT A-3 - FORM OF

TERM NOTE

Dated:                         , 20

EUR

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of EUR [amount of the Lender’s Term Commitment in figures] or, if less, the aggregate principal amount of the Term Advances outstanding on the Termination Date made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of [4] December 2007 among Philip Morris International Inc., the Lender and certain other lenders party thereto, J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders (as amended or modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined).

The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of such Term Advance until such principal amount is paid in full at such interest rate, and payable at such times as are specified in, the Credit Agreement.

Both principal and interest are payable in Euro to J.P. Morgan Europe Limited, as Facility Agent, for the account of the Lender at the office of J.P. Morgan Europe Limited, located in London, England, in same day funds. Each Term Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[NAME OF BORROWER]

By
Name:
Title:

TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-1 - FORM OF NOTICE OF

PRO RATA BORROWING

[Date]

J.P. Morgan Europe Limited, as Facility Agent

for the Lenders party

to the Credit Agreement

referred to below

Attention: Loans Agency

Ladies and Gentlemen:

[NAME OF BORROWER], refers to the Credit Agreement, dated as of [4] December 2007 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., the Lenders party thereto and J.P. Morgan Europe Limited, as Facility and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners, and hereby gives you notice, irrevocably, pursuant to Section 2.4 of the Credit Agreement that the undersigned hereby requests a Pro Rata Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Pro Rata Borrowing (the “Proposed Pro Rata Borrowing”) as required by Section 2.4(a) of the Credit Agreement:

(i)	The date of the Proposed Pro Rata Borrowing is , 20 .

(ii)	The type of Pro Rata Borrowing being requested is a [Tranche A Revolving Credit Borrowing] [Tranche B Revolving Credit Borrowing] [Term Borrowing].

(iii)	The Type of Advances comprising the Proposed Pro Rata Borrowing is [EURIBOR Advances] [LIBOR Advances]. [1]

(iv)	The aggregate amount of the Proposed Pro Rata Borrowing is [EUR][$][1] [ ].

(v)	The initial Interest Period for each [EURIBOR][LIBOR][1] Advance made as part of the Proposed Pro Rata Borrowing is month(s).

[1]	Not available for Term Advances.

1

(vi)	Account to credit with funds: .

The undersigned, as applicable, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Pro Rata Borrowing:

(a) the representations and warranties contained in Section 4.1 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (i) thereof)) are correct, before and after giving effect to the Proposed Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

[if the Borrower is a Designated Subsidiary: the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct, before and after giving effect to the Proposed Pro Rata Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;]

(b) after giving effect to the application of the proceeds of all Borrowings on the date of such Pro Rata Borrowing (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Pro Rata Borrowing, that constitutes a Default or Event of Default;

(c) if such Proposed Pro Rata Borrowing is in an aggregate principal amount equal to or greater than $500,000,000, or the Equivalent in Euro thereof, and is being made in connection with any purchase of shares of the Borrower’s or PMI’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.2(b) of the Credit Agreement, the statement in clause (b) above will be true on a pro forma basis as if such transaction or purchase shall have been completed; and

(d) the aggregate principal amount of the Proposed Pro Rata Borrowing and all other [Tranche A Revolving Credit] [Tranche B Revolving Credit] [Term] Borrowings to be made on the same day under the Credit Agreement is within the aggregate unused [Tranche A Revolving Credit] [Tranche B Revolving Credit] [Term] Commitments of the Lenders, with any such determination having been made after giving effect to a calculation of the Equivalent in Dollars of any outstanding Borrowings or Proposed Pro Rata Borrowings that are denominated in Euro.

Very truly yours,

PHILIP MORRIS INTERNATIONAL INC.

By
Name:
Title:

[NAME OF BORROWER]

By
Name:
Title:

2

EXHIBIT B-2 - FORM OF NOTICE OF

SWINGLINE BORROWING

[Date]

J.P. Morgan Europe Limited, as Swingline Agent

for the Lenders party to the Credit Agreement

referred to below

Attention: Loans Agency

Ladies and Gentlemen:

[NAME OF BORROWER], refers to the Credit Agreement, dated as of [4] December 2007 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., the Lenders party thereto and J.P. Morgan Europe Limited, as Facility and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners, and hereby gives you notice, irrevocably, pursuant to Section 2.10 of the Credit Agreement that the undersigned hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Swingline Borrowing (the “Proposed Swingline Borrowing”) is requested to be made:

(i)	The date of the Proposed Swingline Borrowing is , 20 .[1]

(ii)	The type of Swingline Borrowing being requested is a [Tranche A Swingline Borrowing] [Tranche B Swingline Borrowing].

(iii)	The Type of Advances comprising the Swingline Borrowing is [Euro Swingline Advances] [Dollar Swingline Advances].

(iv)	The aggregate amount of the Proposed Swingline Borrowing is [EUR][$][ ].

(v)	The Interest Period for each [EURIBOR][LIBOR] Advance made as part of the Proposed Swingline Borrowing is day(s).

(vi)	Account to credit with funds: .

[1]

Pursuant to Section 2.10(a), the Date of Borrowing can be the same date as the notice; provided the notice is given to the Facility Agent on such date by (i) 10:30 A.M. (London time) or (ii) after 10:30 A.M. (London time) and before 12:00 P.M. (New York time) subject to Section 2.12 for Swingline Borrowings consisting of LIBOR Advances.

The undersigned, as applicable, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Swingline Borrowing:

(a) the representations and warranties contained in Section 4.1 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (i) thereof)) are correct, before and after giving effect to the Proposed Swingline Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

[if the Borrower is a Designated Subsidiary: the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct, before and after giving effect to the Proposed Swingline Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;]

(b) after giving effect to the application of the proceeds of all Borrowings on the date of such Swingline Borrowing (together with any other resources of the Borrower applied together therewith), no event has occurred and is continuing, or would result from such Proposed Swingline Borrowing, that constitutes a Default or Event of Default;

(c) if such Swingline Borrowing is in an aggregate principal amount equal to or greater than $500,000,000, or the Equivalent in Euro thereof, and is being made in connection with any purchase of shares of the Borrower’s or PMI’s capital stock or the capital stock of any other Person, or any purchase of all or substantially all of the assets of any Person (whether in one transaction or a series of transactions) or any transaction of the type referred to in Section 5.2(b) of the Credit Agreement, the statement in clause (b) above will be true on a pro forma basis as if such transaction or purchase shall have been completed; and

(d) the aggregate principal amount of the Proposed Swingline Borrowing and all other [Tranche A] [Tranche B] Swingline Borrowings to be made on the same day under the Credit Agreement is within the aggregate unused [Tranche A] [Tranche B] Swingline Commitments of the Lenders, with any such determination having been made after giving effect to a calculation of the Equivalent in Dollars of any outstanding Borrowings or Proposed Swingline Borrowings that are denominated in Euro.

Very truly yours,

PHILIP MORRIS INTERNATIONAL INC.

By
Name:
Title:

[NAME OF BORROWER]

By
Name:
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of [4] December 2007 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., a Virginia corporation, the Lenders party thereto and J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto. Each of the Assignor and the Assignee represents and warrants that it is authorized to execute and deliver this Assignment and Acceptance.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or PMI or the performance or observance by any Borrower or PMI of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon J.P. Morgan Europe Limited, as Facility Agent, any other Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee (if the Assignee is not a Qualifying Bank, the assignment shall not be effective without the written approval of PMI, which approval shall be notified to the Facility Agent); (iv) represents that (A) the source of any funds it is using to acquire the Assignor’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or

Advance is not and will be not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (v) appoints and authorizes J.P. Morgan Europe Limited, as Facility Agent, to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to J.P. Morgan Europe Limited, as Facility Agent, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vii) confirms that it has signed a confidentiality agreement substantially in the form attached as Exhibit H to the Credit Agreement.

4. This Assignment and Acceptance will be delivered to J.P. Morgan Europe Limited, as Facility Agent, for acceptance and recording by J.P. Morgan Europe Limited, as Facility Agent following its execution. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by J.P. Morgan Europe Limited, as Facility Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by J.P. Morgan Europe Limited, as Facility Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by J.P. Morgan Europe Limited, as Facility Agent, from and after the Effective Date, J.P. Morgan Europe Limited, as Facility Agent, shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:	%

Assignee’s [TrancheA][Tranche B] Revolving Credit Commitment: (including, if applicable, Assignee’s [TrancheA][Tranche B] Swingline Commitment $ )	$

Assignee’s Term Commitment:	EUR

Aggregate outstanding principal amount of [TrancheA][Tranche B] Revolving Credit Advances assigned:	EUR/$

Aggregate outstanding principal amount of Term Advances assigned:	EUR

Effective Date[1]:	, 20

[NAME OF ASSIGNOR], as Assignor

By
Title:
Dated:	, 20

[NAME OF ASSIGNEE], as Assignee

By
Title:
Dated:	, 20
Applicable Lending Office: [Address]

Accepted this

         day of                         , 20

J.P. MORGAN EUROPE LIMITED, as Facility Agent

By
Title:

[Approved this                      day

of                         , 20

[NAME OF BORROWER]2

By
Title:

[1]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to J.P. Morgan Europe Limited, as Facility Agent.
[2]	Required if the Assignee is an Eligible Assignee solely by reason of clause (v) of the definition of “Eligible Assignee.”

EXHIBIT D - FORM OF

DESIGNATION AGREEMENT

[Date]1

J.P. Morgan Europe Limited, as Facility Agent

for the Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of [4] December 2007 (as amended or modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among Philip Morris International Inc., [certain other borrowers party thereto], the Lenders party thereto and J.P. Morgan Europe Limited, as Facility and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders.

Please be advised that PMI hereby designates its undersigned wholly-owned Subsidiary,                          (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a) The Designated Subsidiary is duly organized, validly existing and in good standing under the laws of                             .

(b) The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement and the Notes, if any, to be delivered by it and the performance by the Designated Subsidiary under the Credit Agreement are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary’s charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or contractual restriction binding on or affecting it.

[1]

For Subsidiaries that are not listed on Schedule II, date must be at least (i) three Business Days for a Designated Subsidiary organized in the United States or any political subdivision thereof and (ii) five Business Days for a Designated Subsidiary organized outside the United States, in each case, prior to the date of the initial Pro Rata Advance to such Designated Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement or the Notes, if any, to be delivered by it and the performance by the Designated Subsidiary under the Credit Agreement.

(d) This Designation Agreement is, and the Notes, if any, to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and the effect of general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) There is no pending or threatened action or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

(f) [The registered address; name, telephone number, facsimile number and email address of contact person; and internet address, if available, of the Designated Subsidiary are                             .]2

(g) [The Federal employer identification number of the Designated Subsidiary is                             .]2,3

Very truly yours,

PHILIP MORRIS INTERNATIONAL INC.

By
Name:
Title:

[DESIGNATED SUBSIDIARY]

By
Name:
Title:

[2]	Does not apply to Subsidiaries listed on Schedule II.
[3]	Does not apply to Designated Subsidiaries organized outside the United States.

2

EXHIBIT E-1 - FORM OF

OPINION OF COUNSEL

FOR PMI

[Letterhead of Hunton & Williams LLP]

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Philip Morris International Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(d)(iii) of the Credit Agreement, dated as of [4] December 2007 (the “Credit Agreement”), among Philip Morris International Inc., the Lenders party thereto and J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for PMI in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, we have examined the following documents:

(1) The Credit Agreement.

(2) The documents furnished by PMI pursuant to Article III of the Credit Agreement.

(3) The Articles of Incorporation of PMI and all amendments thereto (the “Charter”).

(4) The by-laws of PMI and all amendments thereto (the “By-laws”).

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of PMI, certificates of public officials and of officers of PMI and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the representations of PMI set forth in the Credit Agreement and upon certificates of PMI or its officers or of public officials. Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of PMI in connection with the Credit Agreement, without independent investigation. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners.

Our opinions expressed below are limited to the law of the Commonwealth of Virginia, the State of New York and the Federal law of the United States.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. PMI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The execution, delivery and performance by PMI of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within PMI’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to PMI (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to our knowledge, any contractual restriction binding on or affecting PMI. The Credit Agreement and any Notes delivered on the date hereof have been duly executed and delivered on behalf of PMI.

3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by PMI of the Credit Agreement and the Notes.

4. The Credit Agreement is the legal, valid and binding obligation of PMI enforceable against PMI in accordance with its terms. The Notes issued on the date hereof, if any, are the legal, valid and binding obligations of PMI, enforceable against PMI in accordance with their respective terms.

The opinion set forth in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(A) The effect of any provision of the Credit Agreement which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

(B) The effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

2

(C) The effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) The enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or

(E) The effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal court to another.

This opinion is being furnished to you pursuant to Section 3.1(d)(iii) of the Credit Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We undertake no duty to inform you of events occurring subsequent to the date hereof.

Very truly yours,

3

EXHIBIT E-2 - FORM OF

OPINION OF COUNSEL

FOR PMI

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Philip Morris International Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.1(d)(iii) of the Credit Agreement, dated as of [4] December 2007 (the “Credit Agreement”), among Philip Morris International Inc. (“PMI”), the Lenders party thereto and J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

I have acted as counsel for PMI in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection, I have examined originals, or copies certified to my satisfaction, of such corporate records of PMI, certificates of public officials and of officers of PMI, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of PMI or its officers or of public officials.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that, to the best of my knowledge, (i) there is no pending or threatened action or proceeding against PMI or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) that purports to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Notes, if any, or the consummation of the transactions contemplated thereby, and (ii) except for Proceedings disclosed in the Registration Statement on Form 10 and any amendments thereto filed by PMI with the U.S. Securities and Exchange Commission prior to [4] December 2007 and, with respect to Proceedings commenced after the date of such filing but prior to [4] December 2007, a certificate delivered to the Lenders and attached hereto, there are no Proceedings that are likely to have a materially adverse effect upon the financial position or results of operations of PMI and its Subsidiaries taken as a whole.

Very truly yours,

EXHIBIT F - FORM OF

OPINION OF COUNSEL

FOR DESIGNATED SUBSIDIARY

[Effective Date]

To each of the Lenders party

to the Credit Agreement referred to below

Philip Morris International Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.2(e) of the Credit Agreement, dated as of [4] December 2007 (the “Credit Agreement”), among Philip Morris International Inc., the Lenders party thereto and J.P. Morgan Europe Limited, as Facility Agent and Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners for such Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

We have acted as counsel for                          (the “Designated Subsidiary”) in connection with the preparation, execution and delivery of the Designation Agreement.

In that connection, we have examined the following documents:

(1) The Designation Agreement.

(2) The Credit Agreement.

(3) The documents furnished by the Designated Subsidiary pursuant to Article 3 of the Credit Agreement.

(4) The [Articles] [Certificate] of Incorporation of the Designated Subsidiary and all amendments thereto (the “Charter”).

(5) The by-laws of the Designated Subsidiary and all amendments thereto (the “By-laws”).

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of the Designated Subsidiary, certificates of public officials and of officers of the Designated Subsidiary, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Designated Subsidiary or its officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and J.P. Morgan Europe Limited, as Facility Agent and

Swingline Agent, and J.P. Morgan plc, Citigroup Global Markets Limited, Credit Suisse, Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Mandated Lead Arrangers and Bookrunners.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of                     .

2. The execution, delivery and performance by the Designated Subsidiary of the Designation Agreement and the Notes, if any, to be delivered by it, the performance by the Designated Subsidiary under the Credit Agreement and the consummation of the transactions contemplated thereby, are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) to our knowledge, any contractual restriction binding on or affecting the Designated Subsidiary. The Designation Agreement and the Notes, if any, delivered by the Designated Subsidiary on the date hereof have been duly executed and delivered on behalf of the Designated Subsidiary.

3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Designated Subsidiary of the Designation Agreement or the Notes, if any, delivered by the Designated Subsidiary and the performance by the Designated Subsidiary under the Credit Agreement.

4. The Designation Agreement and the Credit Agreement are the legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms. The Notes issued on the date hereof, if any, by the Designated Subsidiary are the legal, valid and binding obligations of the Designated Subsidiary, enforceable against the Designated Subsidiary in accordance with their respective terms.

5. There is, to the best of my knowledge, no pending or threatened action or proceeding against the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Designation Agreement, the Credit Agreement or any of the Notes delivered by the Designated Subsidiary, if any, or the consummation of the transactions contemplated thereby.

2

The opinion set forth in paragraph 4 above is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Very truly yours,

3

EXHIBIT G

FORM OF OPINION OF COUNSEL

FOR J.P. MORGAN EUROPE LIMITED,

AS FACILITY AND SWINGLINE AGENT

[Letterhead of Simpson Thacher & Bartlett LLP]

[Effective Date]

J.P. Morgan Europe Limited,

as Facility and Swingline Agent

The Lenders listed on Schedule I hereto

which are parties to the Credit Agreement

on the date hereof

Re: 5-Year Revolving Credit Facility, 3-Year

Revolving Credit Facility and 364-Day Term

Loan Facility dated as of [4] December 2007

(the “Credit Agreement”) among Philip Morris

International Inc. (the “Company”), the lending

institutions identified in the Credit Agreement

(the “Lenders”), J.P. Morgan Europe Limited,

as Facility and Swingline Agent and J.P.

Morgan plc, Citigroup Global Markets

Limited, Credit Suisse, Cayman Islands

Branch, Deutsche Bank Securities Inc.,

Goldman Sachs Credit Partners L.P. and

Lehman Brothers Inc., as Mandated Lead

Arrangers and Bookrunners

Ladies and Gentlemen:

We have acted as counsel to J.P. Morgan Europe Limited, as Facility and Swingline Agent, in connection with the preparation, execution and delivery of the Credit Agreement.

This opinion is delivered to you pursuant to Section 3.1(d)(iv) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

In connection with this opinion, we have examined a copy of the Credit Agreement signed by the Company and by the Facility and Swingline Agent and the Lenders.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company. In addition, we have examined, and have relied as to matters of fact upon, the representations made in the Credit Agreement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below we have assumed that (1) the Credit Agreement is a valid and legally binding obligation of each of the Lenders parties thereto, (2) the Company is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized and of each other jurisdiction in which the conduct of its business or ownership of its property makes such qualification necessary, has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and has duly authorized, executed and delivered the Credit Agreement in accordance with its Articles of Incorporation and By-laws or other similar organizational documents, and (3)(a) execution, delivery and performance by the Company of the Credit Agreement do not contravene its Articles of Incorporation or By-laws or other similar organizational documents, (b) execution, delivery and performance by the Company of the Credit Agreement do not violate, or require any consent not obtained under, the laws of the jurisdiction in which it is organized or any other applicable laws or regulations or any order, writ, injunction or decree of any court or other governmental authority binding on the Company, and (c) execution, delivery and performance by the Company of the Credit Agreement do not constitute a breach or violation of, or require any consent not obtained under, any agreement or instrument which is binding upon the Company.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Credit Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Agreement which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

(B) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or

(E) the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States District Court has discretion to transfer an action from one Federal court to another.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. This opinion letter may be furnished to, but may not be relied upon by, a regulatory authority entitled to receive it.

Very truly yours,

EXHIBIT H - FORM OF

CONFIDENTIALITY AGREEMENT

To:	[NAME OF BANK]

Date:	, 20

Subject:	Philip Morris International Inc. Senior Unsecured $3,000,000,000 5-Year Revolving Credit Facility, $1,000,000,000 3-Year Revolving Credit Facility and EUR 1,500,000,000 364-Day Term Loan Facility (collectively, the “Facilities”)

In connection with the Facilities for Philip Morris International Inc. (the “Company”), you will be receiving certain information which is non-public, confidential or proprietary in nature. That information and any other information, regardless of form, whether oral, written or electronic, concerning the Company, its subsidiaries or the Facilities furnished to you by [NAME OF LENDER] or the Company or any of their respective Representatives in connection with the Facilities (at any time on, before or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your Representatives which contain or otherwise reflect such information or your review of the Facilities is hereinafter referred to as the “Information.” As used herein, “Representatives” refers to affiliates, directors, officers, employees, agents, auditors, attorneys, consultants or advisors. In consideration of your receipt of the Information, you agree that:

1.	You will not, without the prior written consent of the Company, use, either directly or indirectly, any of the Information except in connection with the Facilities.

2.	You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating the Facilities, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives and to indemnify and hold the Company, Altria Corporate Services, Inc. (“Altria Corporate Services”) and their respective Representatives harmless from and against any and all liabilities, claims, causes of action, costs and expenses (including attorney fees and expenses) arising out of the breach of this Agreement by you or your Representatives.

3.	Without the prior written consent of the Company or Altria Corporate Services, you shall not disclose to any person (except as otherwise expressly permitted herein) the fact that the Information has been made available, that discussions are taking place between the Company, Altria Corporate Services and any financial institution concerning the Facilities, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that the Facilities have been consummated.

4.	This Agreement shall be inoperative as to any portion of the Information that (i) is or becomes generally available to the public on a non-confidential basis through no fault or action by you or your Representatives, or (ii) is or becomes available to you on a non-confidential basis from a source other than the Company, Altria Corporate Services, [NAME OF LENDER] or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Company, Altria Corporate Services, [NAME OF LENDER] or their respective Representatives.

5.	You may disclose the Information at the request of any regulatory or supervisory authority having jurisdiction over you, provided that you request confidential treatment of such Information to the extent permitted by law, provided that, insofar as practicable, you notify the Company and Altria Corporate Services in advance of such disclosure pursuant to the following paragraph.

6.	In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information or the existence of the Facilities, you shall provide the Company and Altria Corporate Services with notice of such event promptly upon your obtaining knowledge thereof (provided that you are not otherwise prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

7.	In the event that discussions with you concerning the Facilities are discontinued or your relationship with [NAME OF LENDER] with respect to the Facilities is otherwise terminated, you shall deliver to the Company the copies of the Information that were furnished to you by or on behalf of the Company and represent to the Company that you have destroyed all other copies thereof, provided that you may maintain copies of the Information, subject to the terms of this Agreement, as required by law or regulations or document retention policies applicable to you. All of your obligations hereunder and all of the rights and remedies of the Company, Altria Corporate Services and [NAME OF LENDER] hereunder shall survive any discontinuance of discussions, termination of your relationship or any return or destruction of the Information.

8.	You acknowledge that disclosure of the Information in violation of the terms of this Agreement could have material adverse consequences, and agree that, in the event of any breach by you or your Representatives of this Agreement, the Company, Altria Corporate Services and their respective Representatives will be entitled to equitable relief (including injunction and specific performance) in addition to all other remedies available to them at law or in equity.

9.	The obligations set forth in this Agreement shall survive until the earlier of (i) five years from the date of this Agreement or (ii) the termination of the Facilities.

10.	This agreement shall be governed by, and construed in accordance with, the laws of the State of New York without consideration to its conflicts of laws provisions.

This agreement is in addition to and does not supersede the confidentiality agreements contained in any credit agreements of any affiliate of the Company to which you are a party. It is understood and agreed that the Company, Altria Corporate Services, [NAME OF LENDER] and their respective Representatives may rely on this Agreement.

ACCEPTED AND AGREED as of the date written above:

[NAME OF BANK]

By
Name:
Title: